United States
Securities and Exchange Commission
Washington, DC 20549
___________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report  (Date of earliest event reported)  May 3, 2009

ALUS LIQUIDATION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51362	20-2620798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15770 Laguna Canyon Road, Suite 150, Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (949) 453-0150

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On May 4, 2009, ALUS Liquidation Corp., formerly known as Alsius Corporation (the “Company”), completed the sale of assets constituting its intravascular temperature management device business to a wholly-owned subsidiary of ZOLL Medical Corporation (“ZOLL”) for a purchase price of $12 million in cash (the “Asset Sale”).

A copy of the press release issued by the Company with respect to this matter is attached hereto as Exhibit 99.1.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 5, 2009, the Company notified the NASDAQ Stock Market (“NASDAQ”) of its intent to delist its common stock from the NASDAQ Capital Market.  The Company currently anticipates that on May 15, 2009 it will file with the Securities and Exchange Commission (the “SEC”) a Form 25 relating to the delisting of the common stock.  The Company expects that trading in the common stock will be suspended by NASDAQ effective at the open of business on May 15, 2009, with official delisting of the common stock effective ten days thereafter, on May 25, 2009.

A copy of the press release issued by the Company with respect to this matter is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2009, the Company’s Board of Directors appointed Andrew Wade as the Company’s Chief Financial Officer, effective immediately and replacing Gregory Tibbitts who previously served in this position. Mr. Wade will serve as the Company’s principal financial officer and principal accounting officer. Mr. Wade will continue to be paid an annual base salary of $150,000 through June 30, 2009, and thereafter will be paid $100 per hour on a consulting basis to the extent his services are required in the process of liquidating the Company and winding down its affairs.

Mr. Wade, age 33, currently serves as Vice President, Finance of the Company, a position he has held since October 2008.   Prior to that, Mr. Wade was the Company’s Controller from September 2006 to October 2008.   Prior to his employment at the Company, Mr. Wade served as Assistant Controller at Cardiac Science Corporation, a medical device manufacturing and distribution company.  Mr. Wade holds a B.A. in Business Economics from the University of California, Santa Barbara.

Item 8.01 Other Events.

ZOLL acquired substantially all of the Company’s assets, including the rights to the name “Alsius.” On May 5, 2009, the Company amended its Certificate of Incorporation to change its name after the closing of the Asset Sale from “Alsius Corporation” to “ALUS Liquidation Corp.”

The Asset Sale was the initial step in the complete dissolution and liquidation of the Company pursuant to its Plan of Dissolution (the “Plan of Dissolution”), which was approved by the holders of a majority of the outstanding shares of common stock of the Company and which was disclosed in further detail in the Company’s Definitive Information Statement on Schedule 14C sent to the Company’s stockholders on April 15, 2009.   Pursuant to the Company’s Plan of Dissolution, a Certificate of Dissolution was filed with the Delaware Secretary of State on May 5, 2009.

The Company currently anticipates making an initial distribution of $0.30 to $0.32 per share to the Company’s stockholders by the end of June 2009. After the one-year anniversary of the Asset Sale, when the period for ZOLL to make indemnity claims under the purchase agreement expires, the Company anticipates making a final distribution to stockholders of available cash. The Company estimates that when all distributions have been made (including the intended final distribution in approximately one year), it will return $8 million in total, or $0.36 per share, to stockholders, which exceeds its previously reported estimate of $0.34 per share. However, if liabilities are greater than estimated or if unknown liabilities are incurred, or if collections on accounts receivable are less than expected, then the amount available for distribution will be less than currently anticipated (or could be greater if liabilities are less than expected or collections exceed expectations).

A copy of the press release issued by the Company with respect to this matter is attached hereto as Exhibit 99.1.

Forward-Looking Information Is Subject to Risk and Uncertainty

A number of the matters discussed in this Current Report on Form 8-K, including statements regarding the future affairs of the Company, and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. In particular, the amount and timing of distributions to the Company’s stockholders from the proceeds of the sale to ZOLL may vary significantly from those discussed herein, due to a variety of factors, including but not limited to, the Company’s ability to collect its outstanding accounts receivable, claims which may be made by ZOLL under the purchase agreement with the Company, claims which may be made by other parties during the process of winding the Company down, and other unforeseen complications and expenses. Other factors that could cause actual results to differ from those expressed or implied in this release are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its Definitive Information Statement on Schedule 14C describing the sale transaction with ZOLL. This current report on Form 8-K speaks only as of its date, and the Company disclaims any duty to update the information herein, except as required by law.

Item 9.01    Financial Statements and Exhibits.

Exhibits.

Exhibit	Description
99.1	Press Release dated May 5, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    May 7, 2009
ALUS LIQUIDATION CORP.

By:	/s/ William J. Worthen
Name:	William J. Worthen
Title:	President and Chief Executive Officer

Exhibit Index

Exhibit	Description
99.1	Press Release dated May 5, 2009